Exhibit 99.1

Amicus Therapeutics Announces Full-Year 2014

Financial Results and Corporate Updates

MAA Submission for Migalastat Monotherapy for Fabry Disease on Track

for Mid-2015 — FDA Meeting Scheduled in 1Q15 to Discuss U.S. Pathway

Next-Generation Pompe ERT Set to Enter Clinic in 2H15

CRANBURY, NJ, March 3, 2015 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced financial results for the full-year ended December 31, 2014. The Company also provided program updates and reiterated full-year 2015 net cash spend guidance.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “Our vision at Amicus is very clear: to build one of the most significant and lasting global biotechnology companies in the world, focused on transformational treatments for people living with devastating rare diseases. We will achieve this vision with world-class science and clinical medicine. To augment these areas of expertise we are currently in the process of building a global commercial leadership team. We remain on track for a mid-year marketing application in Europe for migalastat monotherapy for Fabry disease and we look forward to an upcoming meeting with the FDA to discuss a path forward for an NDA submission for migalastat monotherapy in the United States. We continue to believe firmly that the totality of the data with this important new precision medicine-based therapy should be available to Fabry patients in the U.S. as soon as possible.  Finally, advancing our next-generation enzyme replacement therapy for people living with Pompe disease is a key priority and that important program remains on track.  Indeed, a busy and important set of activities are ahead for the Amicus team this year. We hope that success in these endeavors will enhance the lives of many people living with Fabry and Pompe diseases.”

Financial Highlights for Full Year Quarter Ended December 31, 2014

•                  Cash, cash equivalents, and marketable securities totaled $169.1 million at December 31, 2014 compared to $82.0 million at December 31, 2013.

•                  Total operating expenses increased to $69.9 million compared to $64.5 million for the full-year 2013 primarily due to increases in preclinical and clinical development costs on the Fabry monotherapy and Pompe programs.

•                  Net cash spend was $53.2 million, below the full-year 2014 guidance range of $54-59 million.

•                  Net loss was $68.9 million, or $0.93 per share, compared to a net loss of $59.6 million, or $1.16 per share, for the full-year 2013.

2015 Financial Guidance

Cash, cash equivalents, and marketable securities totaled $169.1 million at December 31, 2014 compared to $82.0 million at December 31, 2013. The Company’s balance sheet was strengthened during 2014 with a $40 million at-the-market (ATM) financing as well as a $103.5 million public offering. Amicus expects full-year 2015 net cash spend between $73 million and $83 million. The current cash position is projected to fund operations into 2017.

Program Highlights

Fabry Franchise

Amicus is preparing to submit marketing applications for the oral pharmacological chaperone migalastat HCl (“migalastat”) as a precision medicine, orally bioavailable monotherapy for Fabry patients who have amenable mutations. Positive Phase 3 data in both treatment-naïve and ERT-switch patients have shown that treatment with migalastat has resulted in reductions in disease substrate, stability of kidney function, reduction in cardiac mass, and a positive impact in patient-reported outcomes in patients with amenable mutations. These results were recently featured in an oral presentation and 4 posters at WORLDSymposium™ 2015 in February. For all other Fabry patients who do not have amenable mutations and cannot take monotherapy, Amicus is advancing migalastat in combination with ERT.

Anticipated 2015 Fabry Franchise Milestones:

•                  FDA meeting to review totality of migalastat monotherapy data and discuss regulatory approval pathway (1Q15)

•                  Migalastat monotherapy MAA submission (mid-2015)

•                  Initiation of longer-term Phase 2 study of oral migalastat co-administered with currently marketed ERTs (2H15)

•                  Internal development underway of next-generation ERT (bio-better Fabry ERT cell line for co-formulation with migalastat)

Next-Generation ERT for Pompe Disease (ATB200 + Chaperone)

Amicus is leveraging its biologics capabilities and CHART™ (Chaperone-Advanced Replacement Therapy) platform to develop a next-generation Pompe ERT. This ERT consists of a uniquely engineered recombinant human acid alpha-glucosidase (rhGAA) enzyme (designated ATB200) with an optimized carbohydrate structure to enhance uptake, administered in combination with a pharmacological chaperone to improve activity and stability. In preclinical studies, ATB200 demonstrated greater tissue enzyme levels and further substrate reduction compared to the current approved ERT for Pompe disease (alglucosidase alfa), which were further improved with the addition of a chaperone. Clinical studies of pharmacological chaperones in combination with currently marketed ERTs have established initial human proof-of-concept that a chaperone can stabilize enzyme activity and potentially improve ERT tolerability. An oral presentation and 2 posters highlighting these preclinical results were presented at WORLDSymposium 2015 in February.

Anticipated 2015 Pompe Program Milestones:

•                  Completion of GMP batch of ATB200 (1Q15)

•                  Completion of IND-enabling toxicology studies (mid-2015)

•                  Pre-IND meeting (mid-2015)

•                  Clinical study initiation (2H15)

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, March 3, 2015 at 5:00 p.m. ET to discuss full-year 2014 financial results and program updates. Interested participants and investors may access the conference call at 5:00 p.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 8:00 p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 94757702.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, as well as next-generation enzyme replacement therapy (ERT) products for Fabry disease, Pompe disease, and MPS-1.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, financing plans, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

Pure Communications

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

Table 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Revenue:
Research revenue	$—	$324	$1,224	$363
Total revenue	—	324	1,224	363

Operating Expenses:
Research and development	15,605	9,120	47,624	41,944
General and administrative	5,518	4,605	20,717	18,893
Change in fair value of contingent consideration	500	—	100	—
Restructuring charges	11	1,988	(63)	1,988
Depreciation and amortization	363	401	1,547	1,719
Total operating expenses	21,997	16,114	69,925	64,544
Loss from operations	(21,997)	(15,790)	(68,701)	(64,181)
Other income (expenses):
Interest income	90	27	223	174
Interest expense	(378)	(20)	(1,484)	(46)
Change in fair value of warrant liability	—	34	—	908
Other (expense)	(47)	—	(77)	—
Loss before tax benefit	(22,332)	(15,749)	(70,039)	(63,145)
Benefit from income taxes	1,113	3,512	1,113	3,512
Net loss attributable to common stockholders	$(21,219)	$(12,237)	$(68,926)	$(59,633)
Net loss attributable to common stockholders per common share — basic and diluted	$(0.24)	$(0.22)	$(0.93)	$(1.16)

Weighted-average common shares outstanding — basic and diluted	86,952,485	56,173,260	74,444,157	51,286,059

Table 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$24,074	$43,640
Investments in marketable securities	127,601	38,360
Receivable due from collaboration agreements	—	1,083
Prepaid expenses and other current assets	2,902	5,195
Total current assets	154,577	88,278

Investments in marketable securities	17,464	—
Property and equipment, less accumulated depreciation and amortization of $11,520 and $9,973 at December 31, 2014 and 2013, respectively	2,811	4,120
In-process research & development	23,000	23,000
Goodwill	11,613	11,613
Other non-current assets	502	552
Total Assets	$209,967	$127,563

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$16,345	$10,162
Current portion of secured loan	3,840	299
Total current liabilities	20,185	10,461

Deferred reimbursements, less current portion	36,620	36,677
Secured loan, less current portion	10,510	14,174
Contingent consideration payable	10,700	10,600
Deferred tax liability	9,186	9,186
Other non-current liability	588	714

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 125,000,000 shares authorized, 95,556,277 shares issued and outstanding at December 31, 2014, 61,975,416 shares issued and outstanding at December 31, 2013	1,015	679
Additional paid-in capital	568,743	423,593
Accumulated other comprehensive income	(132)	1
Deficit accumulated during the development stage	(447,448)	(378,522)
Total stockholders’ equity	122,178	45,751
Total Liabilities and Stockholders’ Equity	$209,967	$127,563

FOLD–G